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                                                                    Exhibit 23.2


                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our audit report on the financial statements of Lavalife Inc. at September 30, 2003 and 2002, and for each of the years in the two-year period ended September 30, 2003 dated November 12, 2003 (except as to notes 21 and 22, which are as of March 19, 2004) in the Registration Statement (Form S-4 No. 333-115500) and the related prospectus of MemberWorks Incorporated for the registration of US$150 million of 91/4% Senior Notes due 2014.



Toronto, Canada                                            /s/ Ernst & Young LLP
November 5, 2004                                           Chartered Accountants